UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 16, 2017

J.E.M. CAPITAL, INC.
(Exact name of registrant as specified in its charter)

Delaware	333-179130	46-0525801
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identifica-tion No.)

21/F., One Harbour Square, 181 Hoi Bun Road, Kwun Tong, Kowloon, Hong Kong
(Address of Principal Executive Offices)

852-96250097
Registrant's telephone number, including area code

Zosano, Inc.
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 4.01 Changes in Registrant's Certifying Accountant.
Resignation of Independent Registered Public Accounting Firm

On March 16, 2017, Marcum LLP ("Marcum") resigned as the independent registered public accounting firm of J.E.M. Capital, Inc., formerly known as Zosano, Inc. (the "Company").
Marcum did not issue any reports on the Company's financial statements during the period from May 10, 2016, the date of engagement through March 16, 2017, the date of resignation, although Marcum performed a review of the Company's financial statements for the quarters ended March 31, June 30 and September 30, 2016.  During such period, (i) there were no disagreements with Marcum on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of Marcum, would have caused them to make reference to the subject matter of the disagreements in its reports on the financial statements for such year;  and (ii)  there were no reportable events as defined in Item 304(a)(1)(v) of Regulation S-K.  As of each of December 31, 2015 and 2014, material weaknesses existed in the Company's internal control over financial reporting related to the fact that we did not maintain an accounting function due to the nature of operations as a shell company. We did not have adequate policies and procedures in place to ensure the timely, effective review of estimates, assumptions and account reconciliations and analysis as well as to ensure and maintain effective disclosure controls. The material weaknesses and the Company's remediation efforts are further described in Item 9A to the 2015 Form 10-K and 2014 Form 10-K. These material weaknesses have not been remediated as of the date of this Current Report on Form 8-K.
We have provided a copy of the above disclosures to Marcum and requested Marcum to provide it with a letter addressed to the U.S. Securities and Exchange Commission stating whether or not it agrees with the above disclosures.  A copy of Marcum's response letter is attached hereto as Exhibit 16.1.
The Company is actively interviewing potential new independent registered public accounting firms and anticipates engaging a new firm before May 31, 2017.

Item 9.01 Financial Statement and Exhibits.

(d) Exhibits.

The following documents are filed herewith:

Exhibit No.	Description

Exhibit 16.1	Letter from Marcum LLP.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

J.E.M. Capital, Inc.

Date: March 28, 2017	By:	/s/ Sze Ki Cheng
Name: Szi Ki Cheng
Title: Chief Financial Officer